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                                                                     EXHIBIT 8.2

                                                                January 31, 2000





Preview Travel, Inc.
747 Front Street
San Francisco, CA 94111

Ladies and Gentlemen:

         We are acting as your counsel in connection with the proposed acquisition by Travelocity.com Inc. ("Travelocity.com") of Preview Travel, Inc. ("Preview") pursuant to the proposed merger (the "Merger") of Preview into Travelocity.com, whereupon Travelocity.com will be the surviving corporation and the separate existence of Preview will cease. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of October 3, 1999 by and among Sabre Inc., Travelocity Holdings, Inc., Travelocity.com and Preview (the "Agreement").

         At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, as amended through the date hereof, in connection with the Merger (the "Registration Statement"), we are rendering our opinion with regard to certain United States federal income tax consequences of the Merger.



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Preview Travel, Inc.                  -2-                       January 31, 2000

All capitalized items used but not defined herein shall have the same meanings as in the Agreement.

         In arriving at the opinion expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals, or copies certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and the Proxy Statement-Prospectus included therein (together, the "Proxy Statement").

         Without limiting the generality of the foregoing, in arriving at the opinions expressed below, we have also examined and relied, without independent verification of the statements contained therein, on letters from Preview and from Sabre Inc., Travelocity Holdings, Inc. and Travelocity.com regarding certain tax matters, and we have assumed the accuracy of the representations and statements made in each of the foregoing.

         In arriving at the opinion expressed below, we also have assumed, without making any independent investigation, that all such documents as furnished to us are complete and authentic, that the signatures on all documents are genuine, and that all such documents have been, or in the case of drafts, will be, duly authorized, executed and delivered. We have further assumed that the transactions will be consummated and the parties will act in accordance with these documents.

         Based on and subject to the foregoing and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned "THE MERGER -- Material Federal Income Tax Consequences," the discussion contained in the Proxy Statement under the caption "THE MERGER -- Material Federal







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Preview Travel, Inc.                  -3-                       January 31, 2000

Income Tax Consequences," insofar as such discussion purports to constitute a summary of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters described therein in all material respects.

         We hereby consent to the use of our name and the making of statements with respect to us under the caption "THE MERGER -- Material Federal Income Tax Consequences" in the Proxy Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Very truly yours,

                                            SIMPSON THACHER & BARTLETT

                                            /s/ Simpson Thacher & Bartlett